Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE AND CONFIDENTIAL.

Execution Version

MANUFACTURING AND SUPPLY AGREEMENT

This Manufacturing and Supply Agreement is made and entered into as of May 26, 2020 by and between UroGen Pharma Ltd., with a principal place of business or an office at 9 HaTa’asiya Street, Ra’anana 4365007, Israel (the “Buyer”) and Isotopia Molecular Imaging Ltd. with its principal place of business located at located at Alexander Yanai 39 Street Segula Industrial Park Petach Tikva 49277, Israel. (the “Supplier”) (hereinafter referred to individually as a “Party” and collectively as the “Parties”).

WHEREAS, Buyer is engaged in the development, production, formulation, sale and distribution of medical device and pharmaceutical products and is seeking a manufacturer to produce sterile vials of a Product (as defined below);

WHEREAS, Supplier maintains and operates a sterile manufacturing plant, cGMP certified by U.S. Food and Drug Administration (FDA), European Medicines Agency (EMA), and Israeli Ministry of Health (MOH), which features Class D/C/B/A cleanrooms (equivalent to ISO 8/7/6/5 cleanrooms), and has manufacturing capacity, experience, and expertise in the manufacturing of sterile pharmaceutical products and has provided the Quote (as defined below) to carry out the Services (as defined below); and

WHEREAS, Buyer desires to have Supplier produce sterile filled vials or other pharmaceutical containers forms of the Product and supply them to Buyer, and Supplier is willing to manufacture and supply such sterile Product to Buyer.

NOW THEREFORE, in consideration of the foregoing premises, which are incorporated into and made part of this Agreement, and of the mutual covenants which are recited herein, the Parties agree as follows:

1.	Definitions

In this Agreement, the following terms have the following respective meanings:

1.1	“Adverse Event” means in connection with the Product (as defined below) any product complaint, event that bears adverse effect or recall.

1.2	“Adverse Event Costs” means any expenses and costs related to Adverse Event investigation conclusions and relevant corrective actions resulting therefrom.

1.3

“Affiliate” means with respect to a Party, any company or entity controlled by, controlling, or under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.4	“Agreement” means this Manufacturing and Supply Agreement and the exhibits and schedules hereto.

1.5	“Audit” means an inspection, scheduled or unscheduled, as required from time to time by an Auditor.

1.6	“Auditor” means the FDA, EMA, European Notified Body, Buyer-authorized representative, or other competent Regulatory Authorities.

1.7	“Business Day” means Sunday through Thursday except for days on which banking institutions in Tel Aviv, Israel are permitted or required to be closed.

1.8	“Buyer Indemnitees” means Buyer, its Affiliates, and their respective directors, officers, employees, and agents.

1.9

“Buyer Intellectual Property” means all Intellectual Property Rights (a) owned or controlled by Buyer as of the Effective Date and (b) developed by or on behalf of Buyer (including by Supplier or its Affiliates, representatives, or subcontractors) during the Term in connection with the Services under this Agreement, including all Inventions (as defined in Section 11.1) and Supplier’s production processes and quality control.

1.10	“Certificate of Analysis” means a certificate evidencing all the acceptance criteria and tests for each batch of Deliverables in the form attached hereto as Exhibit H.

1.11

“Certificate of Compliance” means a document, signed by an authorized representative of Supplier, attesting that a particular batch was Manufactured in accordance with cGMPs, applicable laws, rules and regulations, and the Specifications.

1.12

“cGMP” means the current Good Manufacturing Practice as established by (a) the Israeli Ministry of Health, (b) ICH Guidelines cGMP, (c) Q7: Good Manufacturing Practice Guide For Active Pharmaceutical Ingredients; EudraLex - Volume 4 Good Manufacturing Practice (GMP) guidelines, (d) CFR 21 Part 211: Current Good Manufacturing Practice For Finished Pharmaceuticals and FDA Guideline; (e) Sterile Drug Products Produced by Aseptic Processing; and (f) all other relevant FDA and EMA cGMP guidelines or any successor agency.

1.13	“Claims” means all losses, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses).

1.14

“Confidential Information” means all confidential information of a Party that is designated as “Confidential,” “Proprietary,” or some similar designation, or which by its nature should be reasonably construed as being confidential, relating to any designs, know-how, technologies, findings, inventions, chemical structures, mixtures, compounds, substances, molecules, coating compositions, specifications, technical data, ideas, concepts, uses, processes, methods, formulae, procedures, research and development activities, work in process, or any scientific, engineering, manufacturing, marketing plans, drawings, sketches, product schematic, documents, manuals, reports, studies, photographs, samples, programs, source codes, prototypes, improvements, algorithms, architectures, business plan or financial information relating to the disclosing Party, its present or future products, sales, prices, suppliers, customers, employees, investors or business, whether in oral, written, visual, graphic, electronic, or other form disclosed by the Parties prior to or during the Term (which is marked confidential or acknowledged as being confidential prior to disclosure whether or not patentable or protectable by copyright). Confidential Information shall also include any other information in oral, written, graphic, electronic, or other form which, given the nature thereof, would be considered confidential, whether or not marked or identified as confidential. For the avoidance of doubt, all materials, records, and documentation pertaining to the Deliverables, including any documents or reports from any authority, are Buyer’s Confidential Information.

1.15

“Dedicated Equipment” means equipment and tools owned or purchased by Buyer or on its behalf and expense, validated by Supplier for Manufacture of the Products and Deliverables, and deposited in Supplier’s possession as detailed in the list set forth in Exhibit C, as amended from time to time by mutual agreement of the Parties.

1.16

“Deliverables” means the Products ordered by Buyer under a certain Purchase Order, the Certificate of Analysis, the Certificate of Compliance, batch record, and other related documents and documentation requested in such Purchase Order.

1.17	“Delivery” means the moment at which Buyer’s carrier takes control of the shipment at the EXW location as specified in Section 7.7 below.

1.18	“Effective Date” means the date first written above.

1.19	“EMA” means the European Medicines Agency and any successor agency thereto.

1.20

“European Notified Body” means an entity in the European Union that has been accredited by a member state of the European Union to assess whether a product to be placed on the market meets certain preordained standards.

1.21	“Facility” means the facility operated by Supplier located in Soreq, Yavne, Israel.

1.22	“FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.23

“Force Majeure Event” means any cause beyond a Party’s reasonable control, including acts of God, fire, explosion, weather, disease, war, insurrection, civil strike, riots, labor strike or lock-out, breakdown or malfunction of equipment (including Buyer’s Dedicated Equipment) not due to said Party’s action, omission, fault or responsibility, power failure, or energy shortages.

1.24

“Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, assays and biological methodology, in each case (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.25

“Intellectual Property Rights” means all forms of intangible proprietary rights, title or interests recognized under any applicable laws, whether or not patentable or registerable, including trademarks, service marks, trade dress, logos, copyrights, rights of authorship, inventions, patents (including all applications and registrations with respect thereto), rights of inventorship, moral rights, rights of publicity and privacy, trade secrets, industrial design rights, rights under unfair competition and unfair trade practices laws, know how, show how, and all other intellectual and industrial property rights related thereto.

1.26

“Latent Defect” means any defect in a Deliverable that (a) is not reasonably discoverable at the time of Supplier’s delivery of such Deliverable through Buyer’s normal incoming goods inspection methods and procedures, which methods and procedures shall be in accordance with the Quality Agreement, or is not reasonably discoverable at the time of Supplier’s delivery of such Deliverable to Buyer’s contract manufacturer or other designee that receives the Deliverable, or (b) is discovered by Buyer’s licensee to the extent such defect existed as of the time the Deliverable was delivered by Supplier to Buyer or its contract manufacturer or other designee pursuant to this Agreement.

1.27

“Manufacture” and “Manufacturing” means all activities conducted related to the managing and ordering of Raw Materials, testing, production, manufacture, processing, filling, packaging, labeling, shipping and holding of any product or any intermediate thereof, including process optimization and development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and stability testing, quality assurance and quality control.

1.28	“Manufacturing Process” means all Information relating to the then-current process for the Manufacture of the Product.

1.29	“MBR” means the Master Batch Record provided by Supplier and approved in writing by Buyer and Supplier, as referenced in Exhibit B.

1.30	“Nonconforming Deliverable” means a batch of Deliverables that fails to meet the Specifications.

1.31	“Product” means Buyer’s product meeting the Specifications set forth in Exhibit A.

1.32	“Purchase Order” means a written purchase order issued pursuant to terms of Section 7.2 and can be between [***] of the Binding Forecast (as defined in Section 7.1).

1.33	“Quality Agreement” means the Quality Agreement attached hereto as Exhibit F.

1.34

“Quote” means Supplier’s quote for the Manufacture of released vials of the Product for use in clinical trials and for use in the manufacture of Buyer’s finished product containing such released vials of Product, attached hereto as Exhibit D.

1.35

“Raw Materials” means any and all raw materials, consumables, packaging materials and components needed by Supplier to Manufacture Product according to the terms and conditions of this Agreement and listed in the MBR.

1.36

“Regulatory Authority” means any applicable governmental authority or agency with jurisdiction or authority over the development, manufacture, commercialization, or other exploitation of pharmaceutical or biologic products in a particular country or other regulatory jurisdiction, including FDA, EMA and the Israeli Ministry of Health.

1.37

“Services” means the services listed in Exhibit E, including storage, Manufacturing, testing processes, and packaging of Product for use in clinical trials and for use in the manufacture of Buyer’s finished product containing such released vials of Product for commercial supply and sale.

1.38	“SOP” means a Standard Operation Procedure of Supplier.

1.39

“Specifications” means the specifications for the product, minimum released quantity, product specifications and Manufacturing Process including testing, labeling, packaging and storing, which are listed hereto as Exhibit A.

1.40	“Supplier Indemnitees” means Supplier, its Affiliates and their respective, directors, officers, employees or agents.

1.41

“Supplier Intellectual Property” means all Intellectual Property Rights owned or controlled by Supplier as of the Effective Date and  developed by or on behalf of Supplier (including its representatives and subcontractors) during the Term outside of the Services under this Agreement, including Supplier’s production processes and quality control.

1.42	“Term” has the meaning set forth in Section 17.1 hereof.

2.	Scope of Agreement

2.1

On and subject to the terms and conditions of this Agreement and the Specifications, Supplier shall Manufacture, store and deliver (as provided in Section 7.6 and Section 7.7) the Product to Buyer pursuant to one or more Purchase Orders.

2.2

Supplier shall provide the Services at the Facility as per the procedures specified in the Quote, all in accordance with the terms and conditions set forth in the Quality Agreement, MBR, the Specifications, and this Agreement.

2.3	Supplier shall Manufacture the Product in accordance with the Specifications and in compliance with all applicable laws, including cGMP.

2.4

Supplier shall not Manufacture any Product until Buyer has approved the Specifications, MBR, and relevant SOPs. Buyer shall deliver to Supplier written notice of any changes to the Specifications, MBR, and relevant SOPs and Supplier shall accommodate such changes; provided, that Buyer shall reimburse Supplier for [***]. Any changes to the Specifications by Buyer shall be incorporated to this Agreement as a written amendment to Exhibit A hereto and shall be implemented within the time frame set forth in the amended Exhibit A. It is agreed that any change in the Specifications will not apply to Purchase Orders already submitted by Buyer prior to any such change. Supplier may not make any changes to the Specifications, MBR, or the relevant SOPs without Buyer’s prior written consent.

2.5

Buyer may review and comment on all SOPs applicable to the Manufacture of the Product and may comment on and approve any SOPs that are solely applicable to the Manufacture of the Product, if any. Supplier may not make any changes to the SOPs applicable to the Manufacture of the Product without Buyer’s prior written consent.

2.6

Any modifications that may affect the provision of Services required by any applicable Regulatory Authority with jurisdiction to require such modifications shall be made in accordance therewith subject to mutual written agreement between the Parties as to timelines and terms under which such modifications shall be implemented. In case the change in the regulatory law or regulation prevents the provision of the Services, Supplier and Buyer shall promptly meet to discuss such change as it relates to the Services and Supplier shall stop any activity until such issue is resolved and a mutual agreement is reached. It is hereby clarified that in the event that an applicable regulatory requirement that applies only to the provision of the Services under this Agreement, may not be implemented by Supplier using [***], due to either (a) its excessive and unreasonable cost compared to the expected compensation payable pursuant to this Agreement, (b) its material adverse effect on the Facility’s infrastructure or its (c) material adverse effect on other services provided by Supplier to other current and active clients, then Supplier and Buyer shall promptly negotiate in good faith a mechanism to share the costs of implementing such change or to address such material adverse effect, as applicable. In the event Supplier and Buyer are not able to agree upon such terms within [***] of starting such negotiations, then such dispute shall be resolved by [***] arbitration procedure in accordance with the provisions of Exhibit G. The decision of such arbitrator shall be final and binding on the Parties. For clarity, if the arbitrator determines that Supplier will not be obligated to implement the said requirement, then Buyer shall be entitled to terminate the Agreement immediately.

2.7

Supplier may not sub-contract with any third party to perform all or any part of the Services entrusted to it under this Agreement without Buyer’s prior written consent and approval of any such arrangement. To the extent Buyer approves in writing in advance, Supplier shall, at Supplier’s expense, qualify each of such sub-contractor prior to its involvement and remain fully responsible for the work of any such approved third party.

2.8

In the event of a conflict between the terms and conditions of this Agreement and the Quality Agreement, the terms and conditions of this Agreement shall prevail, except for technical quality responsibility issues, with respect to which the Quality Agreement shall prevail over this Agreement.

2.9

During the Initial Term, Buyer will purchase [***] of its total requirements of Product for commercial sale of Buyer’s product referred to as UGN-101 during such time period; provided, that, the foregoing requirement shall no longer apply in the event Supplier is unable to timely supply Buyer’s requested requirements of Product with conforming Product by the requested delivery date, including any failure due to a supply failure, quality concern or force majeure event. For clarity, in the event Buyer does not have any requirements of Product for commercial sale (e.g. the Product does not get approved or Buyer elects not to commercialize the Product), then Buyer shall have no obligation to submit purchase orders for any minimum quantity of Product pursuant to this Agreement.

3.	Supplier’s Representations, Warranties and Covenants

Supplier represents, warrants, and covenants that:

3.1	It shall perform all of its responsibilities pursuant to this Agreement in accordance with cGMP requirements and applicable laws;

3.2

Each batch of the Deliverables shall (i) be Manufactured in compliance with the terms of this Agreement, the Quality Agreement, applicable laws of jurisdictions agreed to by the Parties in writing, and cGMP; (ii) meet the Specifications; (iii) be packaged in accordance with the Specifications; and (iv) be free and clear of any liens or encumbrances of any kind; and (v) contain a Certificate of Analysis, a Certificate of Compliance, and a batch record;

3.3

The Services will be performed in a timely fashion and in a [***], and in accordance with the terms of this Agreement, the Quality Agreement (following the execution thereof), and the applicable law of the jurisdiction where the Product is Manufactured and any other jurisdiction mutually agreed to by the Parties in writing, and cGMP for clinical and commercial supply;

3.4

Any Intellectual Property Rights used by Supplier in connection with the Manufacture and supply of the Product is Supplier’s property and does not, to the knowledge of Supplier, infringe any intellectual property right or proprietary right of any third party, whether or not registrable;

3.5	It shall perform the production of each batch under this Agreement according to MBR and the proper controls set forth in Exhibit B;

3.6

It lawfully maintains and operates the Facility, and that the Facility shall be maintained in accordance with applicable laws and cGMP and in such condition as will allow Supplier to perform the Services in compliance with this Agreement, the Quality Agreement, applicable laws of the jurisdiction where the Product is Manufactured and any other jurisdictions agreed to by the Parties in writing, and cGMP;

3.7

It has the knowledge, experience and competent personnel to carry out its undertakings pursuant to this Agreement in accordance with this Agreement, the Quality Agreement, applicable laws of the jurisdiction where the Product is Manufactured and any other jurisdictions agreed to by the Parties in writing, and cGMP;

3.8	It has the full power, right and authority to enter into, execute and deliver this Agreement;

3.9

It shall use the Dedicated Equipment and Buyer Intellectual Property solely to perform the Services, and that neither it nor its Affiliates, representatives, or subcontractors will use the Dedicated Equipment or Buyer Intellectual Property for any other purpose, without Buyer’s prior written consent;

3.10	Neither it nor its Affiliates, representatives, or subcontractors will conduct any analysis, reverse engineering or modification of the Products;

3.11	It shall not, itself or through any third party, incorporate any Supplier Intellectual Property into any process step or Deliverables; and

3.12

It shall not develop or commercialize any Buyer Intellectual Property or any products that are developed, manufactured or produced using any Dedicated Equipment and Buyer Intellectual Property, in each case, except in connection with the performance of the Services in accordance with the terms and conditions set forth herein.

4.	Responsibilities of Supplier

4.1	Without derogating from Supplier’s undertakings pursuant to any other provision of this Agreement or the Quote, Supplier shall:

4.1.1	Purchase Raw Materials for the Services from manufacturers and suppliers qualified for cGMP purposes by Supplier and pre-approved by Buyer;

4.1.2	Store the Dedicated Equipment in accordance with the provisions of Section 8 below;

4.1.3

Assure that the required storage conditions of Manufacturing and storage rooms temperature for each batch of the Deliverables and the stability chambers storage condition are maintained in accordance with the Specifications and immediately notify Buyer of any deviation from said storage conditions;

4.1.4

Purchase, sample, conduct quality control testing, including taking and storing and releasing (or rejecting) of all production materials in accordance with the SOPs, methods and the Specifications, so as to ensure that the materials are suitable for their intended purpose;

4.1.5	Manufacture the Product according to the MBR and Specifications;

4.1.6	Perform quality control and quality assurance for all parts of the Manufacturing operations pursuant to this Agreement, the Quote, Specifications, and the Quality Agreement;

4.1.7

Provide Buyer a copy of the executed MBR, and raw data and Certificate of Analysis for those quality control tests performed by Supplier as detailed in the Quality Agreement, as reviewed and released (or rejected) by its quality assurance department for each batch of Deliverables. Supplier shall provide the batch documentation to Buyer for evaluation, prior to release and shipment of each batch, including Raw Material.

4.1.8	Obtain all Regulatory Authorities permits for the Facility and Deliverables and provide a copy thereof to Buyer upon its request;

4.1.9

Verify by visual identification and inspection the compounding, filling, capping, labeling, packaging of each batch of the Deliverables as described in the Quote, Specifications, and Quality Agreement;

4.1.10	Utilize a batch number as assigned by Buyer for each batch of Deliverables in accordance with the SOPs and as set forth in the Quote, Specifications, and Quality Agreement;

4.1.11	Perform environmental monitoring routinely and during provisions of the Services and track the environmental monitoring data in accordance with cGMP and Supplier SOPs;

4.1.12	Supply the items set forth in the Quote in quantities sufficient for the performance of the Services by Supplier;

4.1.13

Deliver the quantity of the Deliverables per each Purchase Order on the delivery date specified therein, as well as a sufficient amount for the retention of samples of the Deliverables by Supplier as set forth in the Quality Agreement;

4.1.14	Perform all final Product quality control testing at its Facility, other than those tests specifically stated in the Quality Agreement as being performed by Buyer or its designee;

4.1.15	Package and store the retained samples separately from the rest of the batch in accordance with the SOPs and Quality Agreement;

4.1.16

Maintain and archive all batch records and other documents in accordance with applicable SOPs, cGMP, good documentation practices as set forth in Exhibit A, applicable law, the Buyer documentation SOPs, the Supplier’s SOPs requirement, and the Quality Agreement;

4.1.17	Transfer all batch records and other documents required to be maintained pursuant to Section 4.1.16 to Buyer upon Buyer’s request;

4.1.18	Notify Buyer with immediate effect (no later than [***]) of all events, occurrences, reporting and investigations regarding the Deliverables as set forth in and the Quality Agreement;

4.1.19

Perform stability studies at intervals as planned according to Specifications at Supplier’s cost, all subject to the respective provisions of the Quality Agreement. Supplier shall start each stability intervals testing on, but in any event no later than [***] after, the planned date. For the pivotal stability study, the Supplier shall utilize samples from [***] batches. With respect to each batch, the Supplier shall keep the stability batch)es) for a period of [***] as of production of the respective batch; and

4.1.20

Provide support, reasonably requested by Buyer, with respect to the chemistry, manufacturing and controls of the Product, as specified by the FDA or other applicable Regulatory Authorities (“CMC”), including by preparing and providing to Buyer CMC related regulatory materials, or portions thereof, for the Products.

4.1.21

Provide all assistance reasonably requested by Buyer to prepare for any meeting or teleconference with Regulatory Authorities and to respond to any requests from Regulatory Authorities with respect to the Product.

4.1.22

Notify Buyer of any critical deviations that occurred throughout the Manufacture and affect the Product no later than [***] from its discovery. If said deviation in manufacturing will cause low yield and the number of vials of Product to be released will be lower than the number set forth in the Purchase Order, then Sections 7.5 and 7.12 will apply.

4.2

Supplier shall be solely and exclusively responsible for the adequate conditions, but not less than applied to its own property, of all items provided to it by or on behalf of Buyer into its possession for purposes of this Agreement as though it were a paid custodian.

4.3

At all times, Supplier shall be adequately ready for an Audit as required from time to time by Auditor and shall (at its own expense) take all measures required to meet the criteria required and be approved by the respective Auditor. If Supplier is required to make any material changes to the Facility based on an Audit occurring after the Effective Date, Supplier shall implement such changes and the costs involved in such changes shall be borne, as follows:

4.3.1

If all corrective actions resulting from the Audit are related directly to the Manufacturing process or to the Quality Management System, or deriving therefrom, then Supplier will bear all cost and expenses;

4.3.2

If all corrective actions resulting from the Audit are related directly to Buyers product or process (for example the Dedicated Equipment), or deriving therefrom, then Buyer will bear all cost and expenses; and

4.3.3	If the corrective actions resulting from the Audit are equivocal and cannot be solely attributed under Section 4.3.1 or Section 4.3.2, [***].

4.4	Supplier shall notify Buyer in writing immediately upon learning any issue that may result in a supply interruption of greater than [***].

4.5

Supplier shall be responsible for inventory management, material planning and ordering of Raw Materials required to fulfill Buyer’s Binding Forecasts and Purchase Orders. Upon the request of Buyer, Supplier shall order and maintain a safety stock of Raw Materials sufficient to meet a reasonably requested number of months within Buyer’s then current Forecast (“Safety Stock”). Supplier shall timely increase the quantity of Safety Stock upon any corresponding increase in Buyer’s Forecasts. Supplier shall track usage of Raw Materials pursuant to this Agreement (including usage of Safety Stock, if any) and shall timely provide written notice to Buyer recommending when additional Raw Materials should be ordered (which notice shall include the current inventory level, the recommended quantity to be ordered, the estimated delivery date if ordered and the applicable price). Upon Buyer’s approval of any such recommendation and issuing a purchase order for such purchase of Raw Materials, Supplier shall promptly order such quantity of Raw Materials. Buyer shall be responsible for payment of all Raw Materials (including Safety Stock) properly ordered by Supplier in accordance with Section 10.2. Supplier shall not be responsible for any lack of inventory of Raw Materials to the extent such lack of inventory results from (a) Buyer’s failure to timely approve Supplier’s recommend order for Raw Materials in accordance with this Section 4.5 or (b) the applicable third party vendor’s failure to timely supply the applicable Raw Materials timely ordered by Supplier or (c) Buyer’s request to have such Raw Materials delivered to Buyer in accordance with the terms of this Section 4.5. Upon Buyer’s written request and at Buyer’s cost for shipping, Supplier shall deliver any requested portion of the Raw Materials in Safety Stock [***] at the Supplier’s facility or such other delivery location in Israel designated by Supplier. Upon termination or expiration of this Agreement, Supplier shall deliver al unused Raw Materials in Safety Stock to Buyer [***] at the Supplier’s facility or such other delivery location in Israel designated by Supplier.

5.	Responsibilities of Buyer

Buyer shall:

5.1	Provide Supplier with all the written information required and reasonably requested by Supplier for the purpose of performing the Services.

5.2	Place Purchase Orders for each Product production, including batch, batches, or campaign; provided, that nothing herein requires Buyer to place any Purchase Orders with Supplier.

5.3

Notify Supplier within [***] of any problems that are reasonably likely, to the best of its judgment, pose a hazard to Supplier’s premises, equipment, personnel, other materials or other products. Notwithstanding the foregoing, in emergency situations, when the contact should be made before implementing any action, such as recall, contact with the Supplier must be made [***] to discuss the situation and agree on an appropriate course of action. The data will be recorded in the Supplier’s designated form, and it will describe the subject matter and the circumstances requiring it. The Buyer should contact the responsible person at the Supplier as follows:

Name:         [***] (New product and CMO manager)

Telephone:         [***]

Fax:         [***]

Email:         [***]

5.4	Pay all amounts due to Supplier according to this Agreement on a timely basis.

6.	Compliance

6.1

Supplier shall Manufacture and test Product in the Facility unless otherwise agreed in advance and in writing by the Parties. Supplier shall, at its expense, maintain its Facility used for the Manufacture of Product in compliance with all applicable laws, rules and regulations, including cGMP and any applicable environmental, health and safety laws applicable on the Effective Date or thereafter during the Term.

6.2

Supplier shall, at its expense, obtain and maintain all permits and approvals from Regulatory Authorities that are required to perform the Services as contemplated hereunder. Supplier shall use best efforts to obtain and maintain an FDA approved cGMP facility and operation.

6.3

Supplier shall permit representatives of Buyer to visit the Facility for the purpose of observing the Manufacturing, including testing, labeling, packaging and storing of Products. Buyer shall give Supplier [***] notice, of no less than [***], of any proposed visit to the Facility. Any such visit shall be [***] and any information gathered during such visits shall be kept confidential.

6.4

Upon occurrence of an Adverse Event, Buyer shall coordinate the investigation, and, if required, inform the competent authorities and coordinate any recall of Product. Supplier shall reasonably cooperate with Buyer in performing its part of the investigation, including by making available to Buyer any relevant information and, if so requested by Buyer, permitting Buyer’s personnel to visit or audit the Facility to attempt to resolve the complaint or adverse event. The Parties shall bear all and any expenses and costs related to such investigation, conclusions, and relevant corrective actions, as follows:

6.4.1	If Supplier is found responsible for the Adverse Event, then Supplier shall bear all Adverse Event Costs;

6.4.2	If Buyer is found responsible for the Adverse Event, then Buyer shall bear all Adverse Event Costs;

6.4.3	If the Adverse Event resulted from Force Majeure Event then, unless the Parties agree otherwise in good faith, Supplier and Buyer would bear the Adverse Event Cost in equal parts.

6.5

Supplier shall provide Buyer with all information, documentation and assistance that are reasonably necessary or useful in the preparation of comprehensive and complete regulatory applications for submission and any amendments and supplements.

6.6

Supplier covenants that it (a) will not, and will not permit any of its Affiliates, officers, directors, employees, agents or Affiliates (collectively “Covered Persons”) to, directly or indirectly make any payment or gift to Government Officials, political parties or candidates for office in any country for the purposes of winning or keeping business; (b) will not, and will not permit any Covered Person to, directly or indirectly bribe or improperly influence any Government Official in any country in which it does business; (c) will not, and will not permit any Covered Person to, use bribes, kickbacks, or other means of obtaining undue or improper advantage, or engage in corrupt practices of any type; and (d) will otherwise comply in all respects with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other anti-bribery, anti-corruption and anti-money-laundering applicable law. For purposes of this Section 6.6, a “Government Official” is any official, officer, director, employee, agent or representative of: (a) a federal, provincial, regional, territorial, state, district, municipal or local government or of any agency, board or instrumentality thereof; (b) an entity owned or controlled by a government entity; or (c) a public international organization.

6.7

In the event that Buyer reasonably suspects that any provision of Section 6.6 has been breached, Buyer will have the right to conduct an investigation of such suspected breach upon [***] to Supplier, and Supplier will provide all [***] to any investigation conducted by Buyer or its designees. Buyer will have the right to suspend any payment to Supplier or its Affiliates for the performance of Services implicated by such investigation for the pendency of such investigation.

7.	Annual Forecasts; Purchase Orders and Deliveries

7.1

Not later than the [***] day of each month, Buyer will provide to Supplier in writing a rolling estimate of Buyer’s orders for Product for the following [***] (or such longer period as Buyer may choose, in its discretion or a shorter period of time in the event the Agreement is set to expire prior to the end of such [***] period) (the “Forecast”), taking into consideration reasonable expectations for the [***] in question. The [***] of each Forecast shall be considered as a “Binding Forecast”. Supplier shall be liable for failure to comply with a Binding Forecast or Purchase Order to the extent caused by lack of available inventory of Raw Materials as a result of Supplier’s failure to properly manage inventory of Raw Materials or Supplier’s failure to timely recommend ordering or order Raw Materials in accordance with Section 4.5. Supplier shall not be liable for failure to comply with a Binding Forecast or a Purchase Order to the extent caused by lack of available inventory of the Raw Materials as a result of (a) Buyer’s failure to timely approve Supplier’s recommend order for Raw Materials in accordance with Section 4.5 or (b) the applicable third party vendor’s failure to timely supply the applicable Raw Materials timely ordered by Supplier.

7.2

Buyer shall submit its Purchase Order to Supplier by e-mail whenever Buyer desires to purchase Product from Supplier. Each Purchase Order will specify the quantity of Product desired, and the required delivery date; provided, that the lead time for any Purchased Order, and the required delivery date specified therein, must be at least [***] after the date of the Purchase Order, or such other time period as may be mutually agreed upon by Buyer and Supplier in advance. In the event of any conflict between the provision of this Agreement and any Purchase Order, the provisions of this Agreement will control unless such Purchase Order expressly states that it prevails over this Agreement and is signed by duly authorized representatives of both Parties. Buyer may amend or postpone a certain Purchase Order [***] within [***] following its submission without incurring any penalty thereon. If Buyer cancels a certain Purchase Order upon written notice after its submission date and Buyer does not issue a new Purchase Order in lieu of the cancelled one, Buyer shall [***].

7.3	Buyer shall be responsible for submitting Purchase Orders for all batches of Product as required to comply with applicable regulatory requirements.

7.4

Purchase Orders submitted in accordance with this Section 7 will not be deemed accepted by Supplier unless Supplier informs Buyer that Supplier has accepted such Purchase Order within [***] after its receipt of the same; provided, however, that Supplier may not reject any Purchase Order and shall confirm acceptance within such [***] period of each Purchase Order issued in accordance with Section 7.1 and Section 7.2 and Supplier shall deliver (in accordance with Section 7.7) the quantities of Product ordered by the delivery date (that meets the lead time in Section 7.2) as specified in such accepted Purchase Order (the “Delivery Date”). If Supplier later becomes unable to deliver Product by the Delivery Date, it will immediately inform Buyer of same in writing and will provide alternate delivery dates when the unfilled portion of such Purchase Order may be delivered, which alternative delivery dates shall be as soon as practicable after the originally requested delivery date. If Supplier is unable to fill any portion of any Purchase Order that has been submitted to, and accepted by, Supplier in accordance with Section 7.2 and this Section 7.3, then, in Buyer’s sole discretion, Buyer may, upon written notice to Supplier, immediately cancel the affected Purchase Order and the terms of Section 7.4 shall apply.

7.5

If Supplier is unable to deliver the quantity of Product ordered under a Purchase Order within [***] of the Delivery Date due to an act or omission by Supplier (“Late Delivery”), then Buyer will receive a credit from Supplier for such Late Delivery that will be applied against the purchase price under the next Purchase Order.  The credit will be [***]. If not rectified by [***] of the Delivery Date, the credit shall increase to [***]. In the event there are [***] or more Late Deliveries in any [***] period due to any act or omission by Supplier, Buyer will have the right to terminate this Agreement immediately. Upon termination Supplier will be responsible for continuing to provide Product until such time that Buyer has secured and received approval for sourcing Product from another supplier. Supplier will also, at is sole expense, fully assist Buyer in sharing of pertinent information and technology transfer to a new supplier. For clarity, a Late Delivery will not include any delay in shipment of Product caused by a Force Majeure Event.

7.6

Supplier shall store and package the Deliverables in accordance with methods of packaging, preserving and monitoring as set forth in Exhibit E. Buyer shall arrange for the shipment of the Deliverables in coordination with Supplier.

7.7

All Product will be delivered [***] at the Supplier’s facility or such other delivery location in Israel designated by Supplier. [***]. Unless otherwise agreed by the Parties, Supplier will select the method and manner of packaging of the Product, which will be carried out in accordance with Supplier’s customary practices and the Specifications for the Product. At Buyer’s request, Supplier shall assist Buyer with export and import formalities and procedures, including assisting Buyer with required documentation and communications with the applicable customs offices in connection with the export and import of Product.

7.8

Supplier will provide Buyer, together with each invoice, the results of all testing required to be run under the Specifications. Within [***] of the Buyer’s receipt of the Deliverables, if Buyer does not approve or notify Supplier of any Nonconforming Deliverable, the Deliverables shall be deemed accepted; provided, however, with respect to any Nonconforming Deliverables containing a Latent Defect, Buyer will notify Supplier within [***] after discovery of such Latent Defects.

7.9

Any claims of non-conformance by Buyer regarding Product delivered shall specify in reasonable detail the nature and basis for the claim and cite the relevant batch numbers or other information to enable specific identification of the Product involved. Supplier agrees to review any written claim made by Buyer regarding the quality of the Product and to provide Buyer with the initial results of such review in writing within [***] of receiving Buyer’s claim and the complete results within [***]. If such review and testing by Supplier confirms that a certain quantity of Product did not meet the Specifications, Buyer shall have the right to reject such batch. Buyer shall have the right to withhold payment for any Product during the review and testing by Supplier to confirm whether such Product met the Specifications and during any testing performed pursuant to Section 7.10.

7.10	If the Parties fail to agree as to whether or not a delivered Product complies with the Specifications at the time of delivery, the Parties shall:

7.10.1

Have the batch in dispute tested and where required further analyzed by an independent testing laboratory (with respect to compliance with the Specifications) mutually agreed to by the Parties, (i.e., a testing laboratory that is considered acceptable by the Supplier and Buyer). If the Parties do not agree on the identity of such laboratory, then Buyer shall propose at least [***] candidates and Supplier shall choose one (1) of the proposed candidates. If Supplier does not notify Buyer of its selection within [***] of the receipt of the candidates list from Buyer, then Buyer may choose the laboratory, and such election shall be final and binding upon the Parties.

7.10.2	The decision of the independent testing laboratory shall be deemed final as to any dispute over the Product quality.

7.10.3

Should the independent laboratory determine that delivered Product is Nonconforming Deliverable, Supplier shall bear all costs of the independent laboratory and Buyer shall have the right to reject such batch.

7.10.4	If said quantity of Product is determined by the independent laboratory to have met the Specifications, then it will be deemed accepted. [***].

7.11

If Buyer rejects a Product in accordance with Section 7.8 or 7.10 above and Supplier does not dispute such rejection, or if the independent testing laboratory determines that a delivered batch is Nonconforming Deliverable, (a) Supplier shall promptly replace such batch with conforming batch at Supplier’s expense (including the cost of Raw Materials), in any event within [***] of Supplier’s receipt of the Nonconforming Product (pending availability of Raw Materials; provided that Supplier shall use diligent efforts to promptly obtain such Raw Materials) and (b) if Buyer has not previously paid for the Nonconforming Deliverable at the time of rejection, then Buyer shall be liable to pay for the replacement conforming batch but shall not be liable to pay for the Nonconforming Deliverable. The provisions of this Agreement shall apply to the replacement batch, mutatis mutandis.

7.12

If Supplier fails to provide Buyer with the total quantity of Product ordered by Buyer pursuant to a Purchase Order, then (a) Supplier shall promptly deliver the balance of such ordered Product to Buyer within [***] of the original delivery date at no cost to Buyer and (b) Supplier shall indemnify Buyer for any losses incurred by Buyer as a result of Supplier’s failure to meet its obligation to supply Buyer in accordance with Section 12.1.

8.	Dedicated Equipment

8.1

Supplier shall purchase equipment for the performance of the Services and, if paid for by the Buyer, said equipment will be considered as Dedicated Equipment and owned by Buyer, including its documents, all receipts and invoices.

8.2	Supplier shall maintain and service the Dedicated Equipment in accordance the cGMP, the vendors’ requirements, and Supplier’s SOPs (as reviewed and approved by Buyer) at [***].

8.3	Supplier shall not use the Dedicated Equipment for any other internal or external business activities, unless such use is permitted in writing by the Buyer in advance.

8.4

All right and title in and to the Dedicated Equipment shall remain at all times with Buyer. Upon termination of this Agreement, the Supplier shall deliver the Dedicated Equipment to the Buyer free and clear from any liens or encumbrances.

8.5

Supplier shall deliver the Dedicated Equipment, including the Dedicated Equipment’s maintenance and cleaning records, to Buyer at Buyer’s expense, in good operating condition, with all assemblies in proper operating condition subject to reasonable wear and tear. The Supplier, at its expense, shall repair any damage to the Dedicated Equipment incurred due to use not in accordance with the terms of this Agreement or Buyer’s written instructions.

9.	Access and Inspection

9.1

Supplier shall permit Buyer’s representatives or its designees to visit the Facility during normal working hours upon request and with [***], for the purpose of performing quality assurance audits at a mutually agreed time. Buyer may perform such audits annually, or at any time as set forth in the Quality Agreement. Buyer shall notify Supplier [***] regarding the expected audits [***].

9.2

Supplier shall permit, upon request, inspection of the Facility by any competent Regulatory Authority. Supplier shall immediately notify Buyer of any request for any such inspection, whether it is related to the Services or Deliverables, and Supplier shall coordinate any such inspection with Buyer. In such event, Buyer may send a representative to be present throughout so as to avoid any possible misunderstandings arising from the above described arrangements. Supplier shall consult with Buyer regarding any inspection, shall inform Buyer in writing of the results of any such inspection, and shall provide Buyer with a copy of any report or other written communication received from such competent Regulatory Authority with respect to any inspection at the Facility during the term of this Agreement. Buyer shall provide Supplier with an opportunity to compose, review, and comment on any responses required by Supplier to the applicable Regulatory Authority with respect to such inspection.

10.	Price and Payment Terms

10.1

Supplier shall invoice Buyer, and Buyer shall pay for Product, in accordance with this Section 10 and as specified in the Quote. Supplier shall not change its prices for Product during the Initial Term. Thereafter, the Parties shall negotiate in good faith any change in the price of the Product.

10.2

For all Raw Materials and services ordered by Supplier following Buyer’s approval, Supplier will receive approved purchase orders in accordance with Section 4.5 and before ordering the material or service., Supplier shall invoice Buyer directly for the costs of such Raw Materials (with reasonable documentation and packing slips associated with such costs) [***]. Buyer shall pay all such undisputed invoices provided by Supplier within [***] following the date of Buyer’s receipt of the applicable invoice from Supplier. Buyer shall make each payment with no set-off against an invoice duly issued by Supplier, via wire transfer to a bank account to be indicated by Supplier. In the event the cost of any Raw Material increases by more than [***] from the last cost of such Raw Material paid by Buyer, then Supplier shall (a) provide prompt written notice of such cost increase to Buyer, (b) use diligent efforts to negotiate a lower price for such Raw Material and (c) at Buyer’s request, allow Buyer to negotiate with the applicable supplier of such Raw Material on Supplier’s behalf.

10.3

Supplier shall invoice Buyer for each Deliverable released by Supplier’s quality assurance department in accordance with the Quality Agreement at the time such Deliverable is so released; provided, however, that the stated due date of each such invoice shall be no less than [***] following the date of Buyer’s receipt of the applicable undisputed invoice from Supplier. Buyer shall make each payment with no set-off against an invoice duly issued by Supplier, via wire transfer to a bank account to be indicated by Supplier.

10.4

All prices specified in the Quote do not include local value added tax, taxes, charges, levies, assessments and other fees of any government or authority within the respective territory (“Transfer Taxes”), which shall be borne and paid by Supplier. The person(s) required by applicable law to file any necessary tax returns and other documentation with respect to Transfer Taxes shall file such tax returns and documentation provided that each Party shall use [***] to assist in the filing of such tax returns if necessary.

11.	Intellectual Property Rights

11.1

Supplier owns all Supplier Intellectual Property. Buyer acknowledges and agrees that title to Supplier Intellectual Property shall always remain with Supplier, and that Buyer shall not acquire any interest therein except as otherwise explicitly provided by this Agreement. Buyer shall not challenge, contest or otherwise impair Supplier’s ownership of the Supplier Intellectual Property or the validity or enforceability of Supplier Intellectual Property Rights therein. Supplier hereby assigns to Buyer all of its right, title and interest in and to any invention or discovery, whether patentable or not, conceived or first reduced to practice in connection with or arising out of the performance of the Services, including in Manufacturing Process development or scale-up (“Inventions”). Supplier and its employees (including subcontractors and Affiliates) shall, upon Buyer’s request [***], execute such documents and take such other actions as Buyer deems necessary for Buyer to obtain such ownership and to apply for, secure, and maintain patent or other proprietary protection of such Inventions. Supplier shall ensure that each of its employees, agents, personnel, and any subcontractors performing any part of the Services have a contractual obligation to assign all inventions and intellectual property rights therein created, discovered, or generated by such personnel as a result of performing the Services during the Term to Supplier so that Supplier can comply with its obligations under this Section 11.1, and Supplier shall promptly obtain such assignments.

11.2

Buyer owns all Buyer Intellectual Property. Supplier acknowledges and agrees that title to the Buyer Intellectual Property shall always remain with Buyer, and that Supplier shall not acquire any interest therein except as otherwise provided by this Agreement. Supplier shall not challenge, contest or otherwise impair Buyer’s ownership of the Buyer Intellectual Property or the validity or enforceability of Buyer Intellectual Property Rights therein.

11.3

During the Term, Buyer hereby grants to Supplier a non-exclusive, limited license to use the Buyer Intellectual Property that is necessary for Supplier to perform its obligations under this Agreement, for the sole and limited purpose of Supplier’s performance of the Services.

11.4

Supplier hereby grants to Buyer a non-exclusive, limited license to use the Supplier Intellectual Property that is necessary for Buyer to make or have made the Products if, notwithstanding Section 3.11, Supplier incorporates or relies upon Supplier Intellectual Property in developing the Manufacturing Process for or manufacturing the Products.

12.	Indemnification

12.1

Supplier shall defend, indemnify and hold harmless Buyer Indemnitees from and against Claims in connection with any and all suits, investigations, claims or demands of any third party arising from or occurring as a result of (a) the breach of any representation or warranty made by Supplier hereunder; (b) the failure of Supplier to perform or observe any provision of this Agreement required to be performed or observed by Supplier hereunder (including the failure of Supplier to pay any Transfer Tax required to be paid and borne by Supplier pursuant to Section 10.3); or (c) Supplier’s negligence, willful misconduct or violation of applicable laws, rules or regulations. Supplier shall not be obligated to indemnify the Buyer Indemnitees under this Section 12.1 if the applicable Claim was the direct result of a material breach of any covenant, warranty or representation made by Buyer under this Agreement.

12.2

Buyer shall indemnify, defend and hold harmless Supplier Indemnitees from and against all Claims in connection with any and all suits, investigations, claims or demands of any third party arising from or occurring as a result of (a) the breach of any of the representations or warranties made by Buyer hereunder; (b) the failure of Buyer to perform or observe any provision of this Agreement required to be performed or observed by Buyer hereunder; or (c) Buyer’s negligence, willful misconduct or violation of applicable laws, rules or regulations. Buyer shall not be obligated to indemnify Supplier under this Section 12.2 if the applicable Claim was the direct result of a material breach of any covenant, warranty or representation made by Supplier under this Agreement.

12.3

The indemnified Party shall give the indemnifying Party prompt written notice within [***] of becoming aware of any Claim asserted or threatened against an indemnified Party that could give rise to a right of indemnification under this Agreement, and in no event shall the indemnifying Party be liable for any Claims to the extent such Claims result from any delay in providing such notice. The indemnifying Party may assume the defense of any Claim by giving written notice to the indemnified Party [***] after the indemnifying Party’s receipt of an indemnification claim Notice. Any indemnified Party may participate in, but not control, the defense of a Claim and employ counsel of its choice for such purpose at its expense. The defending Party, but solely to the extent the defending Party is also the indemnifying Party, shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the indemnified Party without the prior written consent of the indemnified Party. The indemnified Party and its applicable indemnitees shall cooperate in the defense or prosecution of the Claim and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith.

12.4

NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, OR INCIDENTAL DAMAGES (INCLUDING LOSS OF REVENUE, LOSS OF PROFITS, OR COMMERCIAL LOSS) ARISING OUT OF OR RELATED TO THE SALE OF THE PRODUCT, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE), EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE EXCLUSION OF LIABILITY SET FORTH IN THIS SECTION 12.4 SHALL NOT APPLY TO THE PARTIES’ INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 12.1 AND 12.2 OR TO DAMAGES RESULTING FROM BREACHES BY A PARTY OF ITS CONFIDENTIALITY AND NON-USE OBLIGATIONS UNDER SECTION 16.

13.	Records Retentions; Audits

13.1

Supplier shall maintain, at its sole cost and expense, and will cause all of its subcontractors hereunder to maintain, complete, correct and accurate books and records relating to the Product Manufactured and sold hereunder (the “Books and Records”). Supplier shall keep such Books and Records for a period of [***] after the termination of this Agreement, or longer as may be required by applicable law.

13.2

Buyer (or any third party designated by Buyer), during the Term and for [***] thereafter, [***], may audit the Books and Records maintained by Supplier or any subcontractor hereunder to ensure Supplier’s compliance with the terms of this Agreement; provided, however, that such audits may not (a) be conducted for [***], (b) be conducted more than [***] period (unless a previous audit during such [***] period revealed any material non-compliance by Supplier with the terms hereof and/or any overpayment by Buyer with respect to such period) or (c) be repeated for any [***]. Buyer (or, as applicable, Buyer’s third party designee) will (i) be allowed to interview key Supplier employees with respect to the matters that are the subject of the audit and (ii) have access to, and be permitted to examine and copy (without charge), the Books and Records maintained by Supplier or any subcontractor hereunder for purposes of conducting such audit. The cost for any such audit of Books and Records will be borne by [***]; provided, however, that if the results of such audit disclose Buyer overpaid Supplier an amount greater than [***] of the amount subject to audit as should have been paid according to this Agreement, Supplier shall promptly reimburse Buyer for [***] incurred by Buyer in connection with such audit. Buyer will be entitled to a refund in the amount of any overcharge or overpayment. At Buyer’s discretion, the amount of any overcharge or overpayment may be credited to Buyer in anticipation of future payments by Buyer to Supplier. If the results of the audit disclose that Buyer has been undercharged, Supplier will invoice Buyer for the additional charge and Buyer will pay such invoice within [***] after receipt of such invoice.

14.	Manufacturing Technology Transfer.

14.1

Upon Buyer’s request, [***], Supplier shall effect a full transfer to Buyer or its designee (which designee may be an Affiliate or a third party manufacturer) of all Information included within the Manufacturing Process. Such technology transfer shall include, without limitation, providing Buyer or its designee with (a) any materials (as well as intermediates) used by Supplier or its Affiliates or subcontractors in the Manufacture of Products and (b) copies of the following documentation: all technical reports and materials for process development activities completed at the time of such transfer that are relevant to and would be required to manufacture the Product using the Manufacturing Process as performed by Supplier at such time (including but not limited to any recovery steps established, process validation, product identity assays, in-process-control, applicable computer software, relevant standard operating procedures, information regarding equipment thereof, etc.). Supplier will work diligently on such technology transfer and will use [***] to complete such technology transfer in [***]. Supplier shall keep Buyer regularly and fully informed of Supplier’s progress in completing the technology transfer and the other related activities, including permitting appropriate Buyer employees or representatives to visit and inspect the Facility in connection with conducting such work. Supplier shall also use [***] to provide technical assistance and work with Buyer or its designee to implement the Manufacturing Process at facilities designated by Buyer or its designee. Buyer shall reimburse Supplier for its [***] to conduct the technology transfer and provide the assistance pursuant to this Section 14.1 at the rate set forth in Section 3(C) of Exhibit D. The transfer of the Manufacturing Process from Supplier shall be deemed complete when Buyer is able to, either itself or via its designee, Manufacture Products that meet the then-applicable Specifications.

14.2

Upon Buyer’s [***] following the transfer of the Manufacturing Process, Supplier shall provide technical assistance to enable Buyer (or its Affiliate or designated third party manufacturer, as applicable) to implement, use and practice the Manufacturing Process

15.	Insurance

15.1

During the Term and for a period of [***] thereafter, Supplier shall maintain at all times an adequate insurance program sufficient to adequately protect against the risks associated with its ongoing business, including the risks that may arise in connection with the transactions, obligations, and Services contemplated by this Agreement, as well as adequate product liability insurance, and in any event, Supplier shall maintain the following minimum required insurance coverage: (i) comprehensive general liability insurance coverage, including broad form contractual liability coverage, affording a limit of $[***] Bodily Injury/Property Damage Liability per occurrence and in the aggregate; and (ii) product liability insurance with minimum limits of $[***] per occurrence and $[***] annual aggregate, and in each case naming Buyer as an additional insured. This minimum required insurance coverage shall be kept in full force at all times during the Term of this Agreement. If any such insurance is written on a claims made basis, Supplier shall ensure continuity of coverage for any claims arising after the policy expiry date. Failure to maintain this minimum required insurance may be deemed a breach of this Agreement. At Buyer’s request, Supplier will provide Buyer with a certificate of insurance evidencing this coverage.

15.2

In the event of any material change in Supplier’s insurance situation, Supplier will promptly procure the appropriate insurance coverage to meet its obligations and shall provide Buyer with proof of such insurance coverage. In addition, Supplier agrees to provide at least [***] to Buyer of any non-renewal, cancellation or non-compliance with the insurance coverage required under Section 15.1.

16.	Confidentiality

16.1

The receiving Party shall keep confidential and not disclose to others or use for any purpose, other than as authorized by this Agreement, all Confidential Information which was provided to it by the other Party. The restrictions of this Section 16.1 shall not apply to any Confidential Information which, as proved by reliable written evidence: (i) was already known to the receiving Party or in its possession without an obligation to keep it confidential, at the time of disclosure, as documented by written records in its files; (ii) was or became public knowledge through no fault of the recipient or becomes public domain not through the breach of this undertaking on the part of the receiving Party or by any other party who received Confidential Information from the receiving Party; (iii) was received from a third party having the lawful right to disclose the information; (iv) was independently developed by or for the receiving Party without use of or reference to the disclosing Party’s Confidential Information, as can be substantiated by written records and completely apart from the disclosures hereunder; or (v) subject to Section 16.2, was required by law to be disclosed.

16.2

Unless otherwise agreed to in advance, in writing, by the disclosing Party or except as expressly permitted by this Agreement, the receiving Party will not disclose the disclosing Party’s Confidential Information to third parties, provided, however, that the receiving Party may disclose the disclosing Party’s Confidential Information if required by law, regulation or court order, including disclosure to the FDA or any other applicable governmental agency, as long as the receiving Party gives the disclosing Party prompt written notice of such requirement prior to such disclosure and reasonably assists the disclosing Party in obtaining a protective order. If prior notification is precluded by law or regulation or where enforcement action by applicable authority precludes prior notification, the receiving Party will limit the disclosure to the extent required by law and, to the extent permitted will notify the disclosing Party as soon as reasonably practical. If prior notification is precluded by law or regulation or where enforcement action by applicable authority precludes prior notification, in which case the receiving Party will limit the disclosure to the portion of such Confidential Information as is legally required and will notify the disclosing Party as soon as reasonably practicable.

16.3

The receiving Party may disclose Confidential Information of the disclosing Party only to those of its employees, consultants, contractors or sub-contractors who need to know such information. In addition, prior to any disclosure of such Confidential Information to any such employee or contractor, such employee or contractor shall be made aware of the confidential nature of the Confidential Information and shall execute, or shall already be bound by, a non-disclosure agreement containing terms and conditions consistent with the terms and conditions of this Agreement. In any event, the receiving Party shall be responsible for any breach of the terms and conditions of this Agreement by any of its employees, contractors or sub-contractors.

16.4

The receiving Party shall treat the disclosing Party Confidential Information with [***] and shall use the same degree of care to avoid disclosure of the disclosing Party’s Confidential Information as the receiving Party employs with respect to its own Confidential Information of like importance, [***].

16.5

This Agreement and the terms contained herein shall be deemed confidential and neither Party shall, without the prior written consent of the other Party, disclose in any manner to any third party the terms and conditions of this Agreement. Notwithstanding the foregoing, Buyer may disclose this Agreement to potential financial investors and sublicensees, provided, that, any such disclosure shall be made under a confidentiality agreement.

16.6	This Agreement does not constitute the conveyance of ownership with respect to or a license to any Confidential Information, except as otherwise provided in this Agreement.

16.7

Upon the termination or expiration of this Agreement for any reason, or upon the disclosing Party’s earlier request, the receiving Party will deliver to the disclosing Party all of the disclosing Party’s property or Confidential Information in tangible form that the receiving Party may have in its possession or control. The receiving Party may retain one copy of the Confidential Information in its legal files for a period no longer than [***] upon termination or expiration, provided that the receiving Party shall deliver as soon as practicable and within [***] following such termination or expiration to the disclosing Party a written acknowledgment that it has no rights of use in or to the disclosing Party property and Confidential Information after the expiration or termination date.

17.	Term and Termination

17.1

This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance with the provisions of this Section 17 below, shall remain in effect for an initial term until June 30, 2022 (the “Initial Term”). Upon the mutual written agreement of the Parties, the Initial Term may be extended for one or more additional periods of time as agreed upon by the Parties (each such agreed upon renewal term, a “Renewal Term” and the Initial Term with all Renewal Terms, the “Term”).

17.2

In addition and without derogating from any other remedies that Buyer may have under the terms of this Agreement or at law, Buyer may terminate this Agreement as expressly set forth in this Agreement and may also terminate this Agreement immediately upon written notice to Supplier if (i) the Facility does not receive confirmation, permits or approvals from the competent Regulatory Authorities or (ii) Supplier is unable to perform the Services for a period of [***] due to the action of a competent Regulatory Authority.

17.3

Without derogating from any other remedies that either Party may have under the terms of this Agreement or at law, each Party may terminate this Agreement forthwith upon the occurrence of any of the following:

17.3.1

The commission of a material breach by the other Party hereto of its obligations hereunder, and such other Party’s failure to remedy such breach within [***] after being requested in writing to do so by the non-breaching Party; or

17.3.2	The other Party’s liquidation, whether voluntarily or otherwise, or its entering into any arrangement with its creditors or the appointment of a receiver.

17.4

Upon the effective date of termination of this Agreement, all legal obligations, rights and duties arising out of this Agreement shall terminate except for such legal obligations, rights and duties as shall have accrued prior to the effective date of termination and except as otherwise expressly provided in this Agreement. Termination or cancellation of this Agreement will not relieve the Parties of any obligation accruing prior to such termination or expiration including but not limited, to the confidentiality provisions herein.

17.5

Sections 1, 3 (to the extent relating to activities during the Term), 4.1.16, 4.3, 4.5 (the last sentence only), 6, 7.9, 7.10, 7.11, 7.12, 8, 11 (excluding 11.3), 12, 13, 14, 15, 16, 17.4, 17.5 and 18 shall survive any termination of this Agreement.

18.	Miscellaneous

18.1

Notices. All notices or other communications hereunder shall be in writing and shall be given in person, by registered mail (registered international air mail if mailed internationally), by an overnight courier service that obtains a receipt to evidence delivery (provided that written confirmation of receipt is provided), postage prepaid, to addresses set forth below:

If to Buyer:          UroGen Pharma Ltd.

9 HaTa’asiya Street

Ra’anana 4365405, Israel

Facsimile: [***]

E-mail: [***]

Attn: [***]

With copy to:         [***]

If to Supplier:         Isotopia Molecular Imaging Ltd.

Yanai Street Segula Industrial Park

Petach Tikva 49277, Israel

Facsimile: [***]

E-mail: [***]

Attn: [***]

All such notices and other communications shall be deemed to have been given and received (i) in the case of personal delivery, on the date of such delivery if delivered on a Business Day or if not delivered on a Business Day, the first Business Day after the delivery, (ii) in the case of delivery by nationally-recognized, overnight courier, on the [***] following dispatch, and (iii) in the case of mailing, on the [***] following such mailing.

18.2

Force Majeure. If either Party is prevented from performing any of its obligations hereunder due to a Force Majeure Event, such non-performing Party shall not be liable for breach of this Agreement with respect to such non-performance. Such non-performance shall be excused for [***] or until the termination of such event (whichever occurs sooner), provided that the non-performing Party gives written notice to the other Party of the Force Majeure Event no later than [***] after becoming aware that the Force Majeure Event is reasonably likely prevent timely performance, and provided further that the non-performing Party shall use its [***] to avoid or remove such cause of non-performance and shall fulfil and continue performance hereunder with the utmost dispatch whenever and to the extent such cause or causes are removed. A Force Majeure Event affecting either Party does not excuse non-payment of amounts due for accepted Products ordered and delivered to the Buyer or for defective or recalled goods returned to the Supplier.

18.3

Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of Israel, without reference to any rules of conflict of laws. Subject to the foregoing, for purposes of this Agreement, each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the District of Tel-Aviv - Jaffa, Israel for determining any dispute, claim or difference concerning this Agreement or any matter arising therefrom.

18.4

Injunctive Relief. Each of Buyer and Supplier acknowledge that a violation of Section 16 would cause immediate and irreparable harm for which money damages would be inadequate. Therefore, the harmed Party will be entitled to injunctive relief for the other Party’s breach of any of its obligations under Section 16 without proof of actual damages and without the posting of bond or other security. Such injunctive relief is not the exclusive remedy for such violation, but is in addition to all other remedies available at law or in equity.

18.5

Entire Agreement. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Parties. This Agreement supersedes all prior agreements between the Parties relating to the subject matter hereof.

18.6

Other Instruments. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm the rights and remedies of the other Party under this Agreement.

18.7

Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

18.8

Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns; provided, however, that this Agreement and all rights and obligations may not be assigned or transferred without the prior written consent of the other Party, except that Buyer may assign to an Affiliate. Notwithstanding the foregoing, Buyer may also assign or delegate all or any of its rights or obligations under this Agreement to a third party acquiring all of the business to which this Agreement relates without Supplier’s consent provided that: (a) Buyer provides written notice to Supplier of such assignment; and (b) the assignee undertakes in writing to be bound by all of the terms of this Agreement and to perform the relevant obligations of Buyer hereunder.

18.9

Independent Contractors. Supplier is an independent company engaged by Buyer for the provision of the Services. Nothing in this Agreement shall constitute Supplier as an agent or general representative of Buyer. Neither Party has the right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against, or in the name of or on behalf of, the other Party. This Agreement does not constitute, or create or in any way be interpreted as, a joint venture, partnership, or formal business organization of any kind.

18.10

Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party. The English language version of this Agreement shall prevail over any translation hereof.

18.11

Recitals & Exhibits. All recitals and exhibits and other ancillary documents referred to herein and/or attached hereto shall be and form an integral part of this Agreement. To the extent the terms and conditions of this Agreement do not address a particular circumstance or are otherwise unclear or ambiguous, the recitals are to be interpreted and construed in so far as to give effect to the goals and objectives which are sufficiently clearly set forth in them.

18.12	Descriptive Headings. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

18.13

Nouns and Pronoun. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

18.14

Counterparts. This Agreement may be executed in one or more counterparts by facsimile or e-mail by PDF, each of which shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

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Exhibit 10.1

IN WITNESS WHEREOF, the Parties have caused this Manufacturing and Supply Agreement to be signed by their duly authorized representatives as of the Effective Date.

UroGen Pharma Ltd.		Isotopia Molecular Imaging Ltd.

By:	/s/ Keren Stotzky	By:	/s/ Tzachi Levy
Name:	Keren Stotzky	Name:	Tzachi Levy
Title:	VP Manufacturing & Supply Chain	Title:	Head Of Sterile Plant

	5/27/2020		30/05/2020

Exhibit 10.1

LIST OF EXHIBITS

Exhibit A – Product and Specifications

Exhibit B – MBR

Exhibit C – Dedicated Equipment

Exhibit D – Quote

Exhibit E – Services, Storage, Packaging & Shipping

Exhibit F – Quality Agreement

Exhibit G – [***] Arbitration

Exhibit H – Certificate of Analysis

Exhibit 10.1

MANUFACTURING AND SUPPLY AGREEMENT - EXTENSION

Whereas, Urogen Pharma Ltd., with a principal place of business or an office at 9 HaTa’asiya Street, Ra’anana 4365007, Israel (the “Buyer”) and Isotopia Molecular Imaging Ltd. with its principal place of business located at Alexander Yanai 39 Street Segula Industrial Park Petach Tikva 49277, Israel. (the “Supplier”) (hereinafter referred to individually as a “Party” and collectively as the “Parties”) entered a Manufacturing and Supply Agreement with an Effective Date of May 26, 2020 (the “Original Agreement”); and

Whereas, the Original Agreement’s Initial Term ended on June 30, 2022, and the Parties wish, according to Sec. 17.1 of the Original Agreement, to extend the Term with a Renewal Term beginning July 1, 2022 and ending December 31, 2025 (the “First Renewal Term”); and

Whereas, the Parties desire to make additional amendments to the Original Agreement as set forth below.

Now, therefore, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

19.	Amendments of the Original Agreement

19.1

In Sec. 10.2 of the Original Agreement, the sentence “Buyer shall pay all such undisputed invoices provided by Supplier within [***] following the date of Buyer’s receipt of the applicable invoice from Supplier.” shall be replaced by the following one:

“Buyer shall pay all such undisputed invoices provided by Supplier and received by Buyer by [***].”.

19.2

In Sec. 10.3 of the Original Agreement, the sentence “provided, however, that the stated due date of each such invoice shall be no less than [***] following the date of Buyer’s receipt of the applicable undisputed invoice from Supplier.” shall be replaced by the following one:

“Provided, however, that the stated due date of each such invoices issued until the 15th day of each calendar month shall be the [***], and the due date of each such invoices issued after the 16th day of each calendar month shall be [***]”.

19.3	Exhibits A,B,C,D and H of the Original Agreement are deleted in their entirety and replaced with Exhibits A,B,C,D,H to this Extension.

19.4

Supplier shall invoice Buyer directly for the costs of Raw Materials and related services (such as external storage, shipment expenses etc.). Reimbursement of such out of pocket expenses shall be paid by [***].

19.5	In accordance with Section 17 of the Original Agreement, the Parties hereby agree to extend the Term of the Agreement, beginning July 1, 2022 and ending December 31, 2025 (the “First Renewal Term”).

19.6	Except as amended above, all other terms of and exhibits to the Original Agreement shall remain unchanged.

20.	Effective Date of Extension

20.1	The effective date for this Extension shall be July 1, 2022.

IN WITNESS WHEREOF, this Extension has been signed by the following authorized representatives of the Parties hereto:

UROGEN PHARMA LTD.         ISOTOPIA MOLECULAR IMAGING LTD.

By:/s/ Keren Stotzky                  By: /s/ Tzachi Levy

Name: Keren Stotzky         Name: Tzachi Levy

Title: VP Manufacturing & Supply Chain         Title: Head Of Sterile Plant

Date: 8/25/2022                  Date: 8/25/2022